   American Safety Insurance Holdings, Ltd.Reports
71% Increase for First Quarter Insurance Earnings

HAMILTON, Bermuda, May, 4, 2005 — American Safety Insurance Holdings, Ltd. (NYSE: ASI) today reported that earnings from insurance operations increased by 71% to $3.6 million from $2.1 million for the first quarter of 2004. Net earnings for the quarter were $3.6 million, or $0.50 per diluted share, for the first quarter ended March 31, 2005 as compared to earnings of $3.6 million, or $0.49 per diluted share for the first quarter of 2004. First quarter net earnings are detailed as follows:

                                                     Quarter Ended                 Quarter Ended
                                                   March 31, 2005                 March 31, 2004

      Insurance Operations                            $3,604,917                    $2,110,829
      Real Estate Operations                              27,737                     1,521,118
      Other, including realized gains and
        (losses)                                          13,689                        17,873
      Net Earnings                                    $3,646,343                    $3,649,820

The increase in insurance earnings for the quarter was due to strong underwriting results combined with increased investment income. The underwriting results for the quarter were driven by an improved loss ratio, which decreased to 60% from 66% in the first quarter of 2004. The Company experienced no adverse reserve development in the first quarter of 2005. The decrease in real estate earnings for the quarter was due to the substantial completion of the Harbour Village project at the end of 2004.

Total revenues for the first quarter of 2005 decreased 20% to $40 million as compared to the same quarter of 2004 due to a decrease in real estate revenues. For the quarter, revenue from insurance operations increased by 4% to $38 million from $36 million for the first quarter of 2004. Net premiums earned for the first quarter of 2005 increased 1.5% to $35 million from the same quarter of 2004 due to increases in earned premium in the Company’s core lines of business. Net investment income increased 52% to $3.2 million from $2.1 million in the first quarter of 2004 as a result of increased invested assets and an increase in the investment yield to 3.8% from 3.4%. Net cash flow generated from operations decreased to $18 million for the quarter compared to $23 million in the same quarter of 2004 due to an increase in paid losses. The Company’s book value per share remained unchanged at $16.04 compared to December 31, 2004 as a result of an unrealized loss on the Company’s investment portfolio due to rising interest rates.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer of American Safety Insurance Holdings, Ltd., said, “I am pleased with the increase in earnings and solid underwriting results from our insurance operations. We experienced no adverse reserve development this quarter and the growth in our insurance earnings replaced the earnings from the Harbour Village project. While we are experiencing some softening rates in the market, our focus on underserved markets has helped us achieve modest growth in our gross written premiums for the quarter. Looking ahead, I believe that current market conditions in our core lines of business continue to present opportunities for modest premium growth and we anticipate strong earnings based on our targeted combined ratio of 95% in 2005.”

A conference call to discuss first quarter 2005 results is scheduled for Thursday, May 5, 2005 at 9:00 a.m. (Eastern Time), which will be broadcast through the Investor Broadcast Network’s Vcall website at www.vcall.com or the Company’s website at www.americansafetyinsurance.com. A replay will be available on the Company’s website.

American Safety Insurance Holdings, Ltd. is a specialty insurance holding company which, through its subsidiaries, provides innovative insurance solutions for specialty risks in underserved markets. Additional information about the Company can be found at www.americansafetyinsurance.com.

This press release contains forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, premium growth, earnings, combined ratio, insurance claims and losses, and the Harbour Village real estate development project. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectibility of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, and changes in levels of general business activity and economic conditions. For additional factors, which could influence the results of the Company’s operating and financial performance, see the Company’s filings with the Securities and Exchange Commission.

Contacts:
American Safety Insurance Services, Inc.                          Cameron Associates
Stephen Crim or Steven Mathis                                     Kevin McGrath
(770) 916-1908                                                    (212) 245-4577

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

                                                                             Three Months Ended
                                                                                  March 31
                                                                          2005               2004

INCOME STATEMENT DATA:
Revenues:
     Direct and assumed premiums earned                                $ 55,252,062       $ 55,424,433
     Ceded premiums earned                                             (20,631,451)       (21,305,696)
         Net premiums earned                                             34,620,611         34,118,737
     Net investment income                                                3,156,381          2,071,112
     Net realized gains                                                      52,232             25,411
     Real estate income                                                   2,309,000         13,952,154
     Other income                                                             1,949             31,113
          Total revenues                                               $ 40,140,173       $ 50,198,527
 Expenses:
     Losses and loss adjustment expenses                               $ 20,781,044       $ 22,359,442
     Acquisition expenses                                                 7,126,379          6,610,218
     Payroll and related expenses                                         2,966,986          2,623,376
     Real estate expenses                                                 2,264,529         11,493,835
     Other expenses                                                       2,505,319          2,096,542
     Minority interest                                                      587,898            174,111
     Expense due to rescission                                               10,868             29,574
         Total expenses                                                $ 36,243,023         45,387,098
         Earnings before income taxes                                     3,897,150          4,811,429
Income taxes                                                                250,807          1,161,610
         Net earnings                                                   $ 3,646,343        $ 3,649,819

Net earnings per share:

     Basic                                                              $       0.54      $       0.53
     Diluted                                                            $       0.50      $       0.49
Average number of shares outstanding:
     Basic                                                                 6,791,476         6,916,099
     Diluted                                                               7,265,523         7,408,663

GAAP combined ratio                                                           94.5%              97.8%

BALANCE SHEET DATA:                                                     March 31          December 31
                                                                          2005                2004

Total investments, excluding real estate                              $ 339,951,478      $ 327,036,980
Total assets                                                            609,382,260        584,159,976
Unpaid losses and loss adjustment expenses                              336,842,713        321,623,730
Total liabilities                                                       500,321,143        475,380,293
Total shareholders' equity                                              109,061,117        108,779,683

Book value per share                                                  $       16.04      $       16.04

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

                                                        Three Months Ended
                                                           December 31,

                                                    2005                  2004

PREMIUM SUMMARY (in Thousands)

Gross Written Premium:
     Environmental                                $ 13,594               $ 9,159
     Excess and Surplus                             27,053                27,897
     Program Business                               23,060                21,248
     Other                                             504                 1,050

         Total                                      64,211                59,354

Net Written Premium:
     Environmental                                  10,967                 7,072
     Excess and Surplus                             22,185                23,787
     Program Business                                3,403                 3,074
     Other                                             215                   624
         Total                                      36,770                34,557

Net Earned Premium:
     Environmental                                   8,745                 6,916
     Excess and Surplus                             21,104                19,841
     Program Business                                4,398                 4,698
     Other                                             374                 2,664
         Total                                   $  34,621             $  34,119